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                                                                    EXHIBIT 99.1

                       [PHILIP SERVICES CORP. LETTERHEAD]

                                  NEWS RELEASE

           PHILIP SERVICES NEGOTIATES TERM SHEET TO RESTRUCTURE DEBT
                           WITH LENDER SUB-COMMITTEE

     Hamilton, Ontario, January 11, 1999 -- Philip Services Corp. (NYSE/TSE/ME:
PHV) today announced that it has negotiated a term sheet with a sub-committee of the Steering Committee of its lenders, who collectively hold the largest portion of the more than US$1 billion of outstanding Philip bank debt. The term sheet sets forth the principal terms for the restructuring of Philip under a prepackaged reorganization plan that will allow the Company to conduct business as usual throughout the restructuring process. Philip will now proceed to negotiate a lock-up agreement, and together with the sub-committee will seek the necessary two-thirds support of its lenders for the proposed restructuring plan.

     Under the terms of the proposed restructuring plan, US$550 million of existing syndicate debt will be restructured into US$350 million of senior secured term debt and US$200 million of secured payment in kind notes, both with a term of five years. Pre-payments of the debt will be based on a formula that takes into account excess cash flow and proceeds of any asset dispositions. The balance of the existing syndicate debt of approximately US$550 million will be exchanged for 90% of the common shares of the restructured company. Existing shareholders will retain up to 10% of the common shares of the restructured company.

     The term sheet permits debtor in possession financing to be provided of up to US$100 million, which is currently being negotiated. This debtor in possession financing will support the Company's working capital requirements during the restructuring process. The term sheet also permits additional financing of up to US$170 million, less proceeds utilized from the sale of aluminum operations, to repay the debtor in possession financing and support Philip's working capital requirements when it completes the restructuring. Under the terms of the proposed restructuring plan, the Company will not proceed with the disposition of its U.S., U.K. and Canadian Ferrous operations. This decision recognizes the ongoing value of these metals operations in a restructured Philip.

     It is anticipated the Company will file a voluntary prepackaged reorganization plan by March 15, 1999 and emerge from the process by June 30, 1999. It is the Company's expectation that the plan will protect its employees and normal course trade suppliers, who will remain unimpaired throughout the restructuring process.

     "We have negotiated the basis for a restructuring plan that recognizes the long term strength and value of Philip, and provides the necessary financial stability to see this value realized," said Allen Fracassi, Chief Executive Officer. "It protects the interests of our employees and trade suppliers throughout the restructuring process, and provides all stakeholders with an interest in the restructured company. We look forward to receiving the necessary lender approval and moving quickly to emerge from a prepackaged restructuring."

     Under the terms of the proposed restructuring plan, the lenders will nominate the Board of Directors of the restructured company, which will include two positions to be filled by existing Philip board members.

     Philip's standstill agreement with Carl Icahn of High River Limited Partnership III L.P. and American Real Estate Holdings, L.P. and Foothill Partners III L.P., which outlined the terms of a different restructuring proposal, expired on January 8, 1999.
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     Philip Services is an integrated metals recovery and industrial services company with operations throughout the United States, Canada and Europe. Philip provides ferrous and non-ferrous processing services, together with diversified industrial outsourcing services, to all major industry sectors.

                            ------------------------

Contact: Lynda Kuhn

       VP Corporate Communications and Investor Relations
       (905) 540-6788/6789